CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Parnassus Income Funds of our report dated January 27, 2023, relating to the financial statements and financial highlights, which appears in Parnassus Core Equity Fund and Parnassus Fixed Income Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “General,” “Independent Registered Public Accounting Firm,” “General Information” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Francisco, California
April 25, 2023